Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT
Greg Adams
COO and CFO
EDGAR® Online®, Inc.
(203) 852-5666
gadams@edgar-online.com

EDGAR® Online Reports Adjusted Second Quarter Results

SOUTH NORWALK, Conn. – August 9, 2007 — EDGAR® Online®, Inc. (NASDAQ: EDGR), today announced adjusted operating expenses, operating loss, net loss and net loss per share for both the three and six months ended June 30, 2007. These amounts have increased due to additional information being received after the initial second quarter results were announced on July 31, 2007. EDGAR Online is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals.

These changes resulted from ongoing negotiations with the New York State Department of Taxation and Finance regarding its audit of the Company’s sales and use tax obligations for the periods from February 7, 2000 through June 30, 2007. As a result of these negotiations, the Company recorded an accrual for a sales and use tax liability of $390,000 which increased general and administrative expenses. The accrual represents the Company’s best estimate of the anticipated liability related to this audit. Based on the outcome of these negotiations, the Company may record an additional liability.

Adjusted general and administrative expenses for the three and six months ended July 31, 2007 were $2,731,000 (rather than $2,341,000 as previously reported) and $4,966,000 (rather than $4,576,000), respectively. Adjusted operating expenses for the three and six months ended July 31, 2007 were

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$5,944,000 (rather than $5,554,000 as previously reported) and $10,936,000 (rather than $10,546,000), respectively. Adjusted operating loss for the quarter ended June 30, 2007 was $2,333,000 (rather than $1,943,000 as previously reported) and net loss and net loss per share were, respectively, $2,403,000 (rather than $2,013,000) and ($0.09) (rather than ($0.08)). Adjusted operating loss for the six months ended June 30, 2007 was $3,902,000 (rather than $3,512,000 as previously reported) and net loss and net loss per share for the six months ended June 30, 2007 were, respectively, $3,955,000 (rather than $3,565,000) and ($0.15) (rather than ($0.14)). In addition, accounts payable and accrued expenses increased to $2,405,000 from $2,015,000.

The Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2007 reflects the recording of this liability. Accordingly, operating expenses, operating loss, net loss and net loss per share for both the three and six months ended June 30, 2007 as reported in the Form 10-Q have increased compared to amounts previously announced. The following table details the income statement differences between Form 10-Q and the press release on July 31, 2007:

	Three months ended June 30, 2007	Six months ended June 30, 2007
G&A expenses per press release	$(2,341)	$(4,576)
Sales and use tax liability	(390)	(390)

G&A expenses per Form 10-Q	$(2,731)	$(4,966)

Operating expenses per press release	$(5,554)	$(10,546)
Sales and use tax liability	(390)	(390)

Operating expenses per Form 10-Q	$(5,944)	$(10,936)

Operating loss per press release	$(1,943)	$(3,512)
Sales and use tax liability	(390)	(390)

Operating loss per Form 10-Q	$(2,333)	$(3,902)

Net loss per press release	$(2,013)	$(3,565)
Sales and use tax liability	(390)	(390)

Net loss per Form 10-Q	$(2,403)	$(3,955)

Net Loss per share per press release	$(0.08)	$(0.14)
Sales and use tax liability	(0.01)	(0.01)

Net Loss per share per Form 10-Q	$(0.09)	$(0.15)

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About EDGAR® Online, Inc.

EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.